EXHIBIT 10.1

Alcoa Corp.
201 Isabella St, Suite 500
Pittsburgh, PA 15212 USA

Roy Harvey
President and Chief Executive Officer
(412) 315-2910

July 22, 2023

Andrew Hastings

Via Email

On behalf of the Company, I am pleased to offer you the position of Executive Vice President and General Counsel, employed by Alcoa Corporation, reporting to me. The employment in the United States is subject to successfully obtaining a US visa/work permit. The following outlines your total compensation package:

Salary:

Annual salary will be $575,000 USD paid on a monthly basis.

Sign-On Cash Bonus:

You will receive a one-time sign-on cash bonus totaling $100,000 USD, less any applicable tax withholding (Sign-On Cash Bonus), payable as soon as administratively possible upon hire. Should you voluntarily terminate your employment with Alcoa for any reason prior to your first anniversary date, you agree to reimburse Alcoa for the full amount of the Sign-On Cash Bonus.

Sign-On Equity Award:

You will receive a special one-time equity award of $400,000 USD awarded as 60% Performance Restricted Stock Units (PRSUs) and 40% Time-Based Restricted Stock Units (RSUs). All special awards are made on the 15th of each month following your start date or the next trading day if the 15th is a weekend or New York Stock Exchange holiday. Your award is contingent upon your actual start date and will vest three-years from the date of grant. The foregoing award is subject to the provisions of the Alcoa Stock Incentive Plan at the time of grant, which includes forfeiture if you voluntarily leave the organization or are separated for cause. Please refer to the 2019 Terms & Conditions - RSU-PRSU Awards for additional information.

Transfer and relocation:

Alcoa provides a Transfer and Relocation Policy to help facilitate your move to Pittsburgh, in case you decide to relocate until the end of 2025. Should you voluntarily elect to leave Alcoa within 12 months of using this benefit, you agree to reimburse Alcoa for the cost incurred for the Transfer and Relocation Policy. Details of your relocation package will be sent to you separately.

Alcoa's Total Reward program provides many ways for you to be rewarded for your contributions. Key highlights of the program are:

Variable Compensation:

Your 2023 Incentive Compensation (IC) target is 80% of your actual base earnings, but the actual payout may be higher or lower than target depending upon your contributions and overall Alcoa IC plan performance results.

Annual Equity Awards:

You will be eligible for an annual equity award grant in 2024 based on the guidelines for your JB90 of $1,000,000 USD, unless otherwise notified. The current JB90 annual equity awards have a mix 60% Performance Restricted Stock Units (PRSUs) and 40% Time-Based Restricted Stock Units (RSUs) both of which have a 3-year vesting period. PRSUs also have performance measures that run concurrent with the 3-year vesting period, and the results of the performance measures adjust the awards 0%-200% of the original target. The job band award level and equity mix are subject to Board of Directors review and approval. The Board also retains the right to make plan changes at its discretion.

Equity Ownership Requirements:

Consistent with Alcoa’s efforts to align the company’s senior leadership with the interests of shareholders, the equity ownership requirement for executives at your level is currently two (2x) times base salary. Until equity ownership requirements are met, you will be required to retain 50% of shares acquired upon vesting of restricted/performance shares or upon exercise of stock options, after deducting those used to pay for applicable taxes or the exercise price.

Benefits:

You will be eligible to participate in the Alcoa employee benefit plans offered at your location, including health care, life insurance, disability coverage, and retirement plans. Attached is a summary of the benefit plan and additional details will be sent to you shortly after joining Alcoa. The Retirement Savings Plan is a tax qualified 401(k) plan designed to help you save toward retirement. Current company contributions are immediately vested and are:

• 3% of your eligible compensation, and

• a match of your deferred pre-tax or Roth savings dollar-for-dollar up to 6% of your base pay.

Vacations:

As an exception you will be eligible for five weeks of paid vacation per year, in addition to company recognized holidays.

This offer is contingent upon the following conditions:

•
Having successfully completed a pre-employment drug screen. You will need to present a photo ID at the time of your screening.
•
Providing authorization and release for Alcoa to conduct a comprehensive review of your background, the result of which is satisfactory to Alcoa. The authorization and release will also be valid for subsequent reports during your period of employment with Alcoa.
•
Providing us with documentation in the original form establishing both your identity and your employment eligibility in the U.S.
•
Signing the attached Acknowledgement.
•
Signing the attached Confidentiality, Non-Competition, and Non-Solicitation Agreement.

This is an opportunity to join a great team at a great time in Alcoa’s history. I believe that you have the leadership and experience to make a significant contribution to the success of this company and I hope that you will accept this offer to join our team.

To accept our offer, please sign and date the bottom of this letter and return it to me by Tuesday July 25, 2023. If you have any questions, please feel free to contact me.

I look forward to hearing from you soon, and I hope to have the opportunity to officially welcome you to Alcoa!

Sincerely,

/s/ Roy Harvey
Roy Harvey
President and Chief Executive Officer

Acknowledgement

I, Andrew Hastings, am pleased to accept your offer of employment dated July 22, 2023, for the position of Executive Vice President and General Counsel, on the terms detailed in the offer letter.

Furthermore, I understand Alcoa reserves the right to modify, alter or terminate any of the plans, and in no way does plan participation constitute nor should it be considered a contract for continued employment or guarantee of benefits.

I would like my start date with Alcoa to be: September 1, 2023, and will fulfill the foregoing conditions before then.

Accepted by:	Date:

/s/ Andrew Hastings	July 23, 2023
Andrew Hastings

After signing above, attach your signed letter and email your signed letter back to me.